                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               RLI CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

(LOGO)

RLI CORP.
9025 NORTH LINDBERGH DRIVE
PEORIA, ILLINOIS,  61615

March 26, 1997

Dear Shareholder:

Please consider this letter your personal invitation to attend the 1997 RLI Corp. Annual Shareholders Meeting. It will be held at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, the Company's principal office, on May 1, 1997 at 2:00 P.M. CST.

Business scheduled to be considered at the meeting includes the election of Class I directors, approval of KPMG Peat Marwick as independent public accountants for 1997, and the following proposals: authorize a new class of preferred stock, require the affirmative vote of the holders of a plurality of the outstanding shares to vote on future amendments to the Articles, approve the Market Value Potential Performance Incentive Plan, and approve the Directors' Stock Option Plan. Additional information concerning these matters is included in the Notice of Meeting and Proxy Statement.

In addition, we will review significant events in 1996 and their impact on you and your Company. Directors, officers and representatives of KPMG Peat Marwick will be available before and after the meeting to talk with you and answer any questions you may have.

We were pleased with the response of our shareholders at the 1996 Annual Meeting at which 91.8% of the Common Stock was represented in person or by proxy. We hope that participation by our shareholders in the affairs of the Company will continue to increase and that there will be an even greater representation at the 1997 meeting.

Even if you do not plan to attend, it is important that you date, sign and return the enclosed proxy card in the envelope provided for your convenience. Your vote is vital no matter how many shares you own. If you do attend the Annual Meeting and desire to vote in person, you may do so, even though you have previously sent in a proxy.

Thank you for your interest in your Company as well as your confidence and support in our future.

Sincerely,

/s/ Gerald D. Stephens
Gerald D. Stephens, CPCU
President

(LOGO)
                                    RLI CORP.
                           9025 North Lindbergh Drive
                             Peoria Illinois  61615


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   MAY 1, 1997


To the Shareholders of RLI Corp.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of RLI Corp. ("Company") will be held at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, on Thursday, May 1, 1997, at 2:00 P.M., Central Daylight Time, to:

     1. Elect four (4) directors for a three-year term expiring in 2000 or until their successors are elected and qualified;

     2. Consider and act upon a proposal to amend the Company's Articles of Incorporation to authorize a new class of Preferred Stock;

     3. Consider and act upon a proposal to amend the Company's Articles of Incorporation ("Articles") to require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on subsequent amendments to the Articles;

     4. Consider and act upon a proposal to approve the Market Value Potential Performance Incentive Plan;

     5. Consider and act upon a proposal to approve the Stock Option Plan for Outside Directors;

     6. Consider and act upon a proposal to appoint KPMG Peat Marwick LLP as independent public accountants of the Company for the current year; and

     7. Transact such other business as may properly be brought before the meeting.

     Only holders of Common Stock of the Company, of record at the close of business on March 3, 1997, are entitled to notice of and to vote at the Annual Meeting.

                              By Order of the Board of Directors


                              Camille J. Hensey
                              Corporate Secretary
Peoria, Illinois
March 26, 1997

     IT IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU HOLD, THAT YOU PERSONALLY BE PRESENT OR BE REPRESENTED BY PROXY AT THE ANNUAL MEETING. ACCORDINGLY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS REQUESTED YOU PROMPTLY SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENVELOPE PROVIDED THAT REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE ANNUAL MEETING, YOUR PROXY MAY BE WITHDRAWN UPON REQUEST.

                                TABLE OF CONTENTS


GENERAL INFORMATION
     Proxy Solicitation. . . . . . . . . . . . . . . . . . . . . . . .     3
     Voting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     Mailing . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     3
     Shareholder Proposals . . . . . . . . . . . . . . . . . . . . . .     3
     Shareholders Entitled to Vote . . . . . . . . . . . . . . . . . .     3
SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS . . . . . . . . . . . . .     4
     Principal Shareholders. . . . . . . . . . . . . . . . . . . . . .     4
     Directors and Officers. . . . . . . . . . . . . . . . . . . . . .     5
PROPOSAL ONE:  ELECTION OF DIRECTORS . . . . . . . . . . . . . . . . .     6
     Nominees. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     6
     Voting of Proxies . . . . . . . . . . . . . . . . . . . . . . . .     6
     Substitute Nominees . . . . . . . . . . . . . . . . . . . . . . .     6
     Director and Nominee Information. . . . . . . . . . . . . . . . .     6
BOARD COMMITTEES . . . . . . . . . . . . . . . . . . . . . . . . . . .     8
     Audit Committee . . . . . . . . . . . . . . . . . . . . . . . . .     8
     Executive Resources Committee . . . . . . . . . . . . . . . . . .     8
     Compensation Committee Interlocks and Insider Participation . . .     9
     Nominating Committee. . . . . . . . . . . . . . . . . . . . . . .     9
BOARD MEETINGS AND COMPENSATION. . . . . . . . . . . . . . . . . . . .     9
     Meetings. . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     Director Compensation . . . . . . . . . . . . . . . . . . . . . .     9
     Director Deferred Compensation. . . . . . . . . . . . . . . . . .     9
EXECUTIVE RESOURCES COMMITTEE REPORT . . . . . . . . . . . . . . . . .     9
     General . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     9
     Compensation Policies for Other Executive Officers. . . . . . . .     9
     Members of the Executive Resources Committee. . . . . . . . . . .    10
EXECUTIVE MANAGEMENT COMPENSATION. . . . . . . . . . . . . . . . . . .    10
     Executive Officers. . . . . . . . . . . . . . . . . . . . . . . .    10
     Summary Compensation Table. . . . . . . . . . . . . . . . . . . .    11
     Option Grants in Last Fiscal Year . . . . . . . . . . . . . . . .    12
     Aggregated Option Exercises in Last Fiscal Year and
       Fiscal Year End Option Values . . . . . . . . . . . . . . . . .    12
     Long Term Incentive Plan. . . . . . . . . . . . . . . . . . . . .    13
     Pension Plan. . . . . . . . . . . . . . . . . . . . . . . . . . .    13
COMMON STOCK PERFORMANCE CHART . . . . . . . . . . . . . . . . . . . .    14

PROPOSAL TWO:  TO AMEND THE COMPANY'S ARTICLES OF
INCORPORATION TO AUTHORIZE A NEW CLASS OF PREFERRED STOCK. . . . . . .    14
     Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . .    14
     Shareholder Vote. . . . . . . . . . . . . . . . . . . . . . . . .    15
PROPOSAL THREE:  TO AMEND THE COMPANY'S ARTICLES OF
INCORPORATION TO REQUIRE THE AFFIRMATIVE VOTE OF THE
HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES
ENTITLED TO VOTE ON SUBSEQUENT AMENDMENTS TO THE ARTICLES. . . . . . .    16
     Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     Shareholder Vote. . . . . . . . . . . . . . . . . . . . . . . . .    16
PROPOSAL FOUR:  TO APPROVE THE MARKET VALUE
POTENTIAL PERFORMANCE INCENTIVE PLAN . . . . . . . . . . . . . . . . .    16
     Administration. . . . . . . . . . . . . . . . . . . . . . . . . .    16
     Participants. . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     Purposes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .    16
     Description . . . . . . . . . . . . . . . . . . . . . . . . . . .    17
     New Plan Benefits . . . . . . . . . . . . . . . . . . . . . . . .    17
     Shareholder Vote. . . . . . . . . . . . . . . . . . . . . . . . .    17
PROPOSAL FIVE:  TO APPROVE THE STOCK OPTION PLAN
FOR OUTSIDE DIRECTORS. . . . . . . . . . . . . . . . . . . . . . . . .    18
     Summary of Plan . . . . . . . . . . . . . . . . . . . . . . . . .    18
     Federal Income Tax Consequences . . . . . . . . . . . . . . . . .    18
     Shareholder Vote. . . . . . . . . . . . . . . . . . . . . . . ..     18
PROPOSAL SIX:  RATIFICATION OF SELECTION OF INDEPENDENT
PUBLIC ACCOUNTANTS . . . . . . . . . . . . . . . . . . . . . . . . . .    19
OTHER BUSINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . .    19
EXHIBIT A: MARKET VALUE POTENTIAL PERFORMANCE
INCENTIVE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . . .   A-1
EXHIBIT B: RLI CORP./NAME OF DIRECTOR DIRECTOR'S
STOCK OPTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   B-1

                                    RLI CORP.
                           9025 NORTH LINDBERGH DRIVE
                             PEORIA, ILLINOIS 61615

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                   TO BE HELD
                                   MAY 1, 1997

                               GENERAL INFORMATION

     This Proxy Statement is furnished to the shareholders of RLI Corp. ("Company") in connection with the solicitation by the Board of Directors of the Company, of proxies to be used at the Annual Meeting of Shareholders to be held at 2:00 P.M., Central Daylight Time, on Thursday, May 1, 1997, at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, and at any adjournments of the Meeting.

     PROXY SOLICITATION. The Company will bear the cost of solicitation of proxies. In addition to the use of the mail, proxies may be solicited personally or by telephone or telefax, by officers or regular employees of the Company. No additional compensation will be paid to such persons for their services. The Company will reimburse banks, brokerage firms, investment advisors and other custodians, nominees, fiduciaries and service bureaus for their reasonable out-of-pocket expenses for forwarding soliciting material to the beneficial owners of the stock and obtaining their proxies or voting instructions.

     VOTING. Each proxy will be voted in accordance with the shareholder's specifications thereon. If there are no such specifications, it will be voted in favor of the election of directors, and in accordance with the Board of Directors' recommendations on other proposals. All proxies delivered pursuant to this solicitation are revocable at any time at the option of the shareholder either by giving written notice to the Corporate Secretary at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, or by delivering a proxy bearing a later date, or by voting in person at the Annual Meeting. All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting.

     MAILING. This Proxy Statement and enclosed Proxy are first being mailed to shareholders entitled to notice of and to vote at the Annual Meeting on or about March 26, 1997.

     SHAREHOLDER PROPOSALS. To be included in the Board of Directors' proxy statement for the 1998 Annual Meeting of the Shareholders, a shareholder proposal must be received by the Company on or before November 26, 1997. Proposals should be directed to the attention of the Corporate Secretary at 9025 North Lindbergh Drive, Peoria, Illinois, 61615.

     SHAREHOLDERS ENTITLED TO VOTE. At the close of business on March 3, 1997, the record date for the determination of shareholders entitled to vote at the Annual Meeting, the Company had 7,625,181 shares of Common Stock outstanding and entitled to vote. Common share ownership entitles the holder to one vote per share upon each matter to be voted at the Annual Meeting.

                  SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     PRINCIPAL SHAREHOLDERS. The only persons known to the Company who beneficially own more than five percent of the Company's Common Stock as of December 31, 1996, are as follows:



NAME AND ADDRESS                             AMOUNT AND NATURE OF      PERCENT
OF BENEFICIAL OWNER                          BENEFICIAL OWNERSHIP      OF CLASS
----------------------                       -------------------       --------


Franklin Resources, Inc. (1)                    708,060                   9.0%
777 Mariners Island Boulevard
P.O. Box 7777
San Mateo, California  94403-7777

Sanford C. Bernstein & Co., Inc. (2)            432,219                   5.5%
One State Street Plaza
New York, New York 10004

Oak Value Capital Management, Inc. (3)          516,775                   6.6%
3100 Tower Boulevard
Suite 800
Durham, North Carolina 27007

RLI Corp.  (4)                                1,258,335                  16.1%
Employee Stock Ownership Plan &
Trust ("ESOP")
c/o Bank One
124 Southwest Adams Street
Peoria, Illinois  61649

Gerald D. Stephens (5)                          645,146                   8.2%
493 East High Point Drive
Peoria, Illinois  61614


(1) The information shown is based solely on a Schedule 13G dated February 12, 1997, filed by Franklin Resources, Inc. ("Franklin"), Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisory Services, Inc., which filing indicates that one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin have sole voting power and sole dispositive power with respect to 708,060 shares. Messrs. Johnson are the principal shareholders of Franklin.

(2) The information shown is based solely on a Schedule 13G dated February 7, 1997, filed by Sanford C. Bernstein & Co., Inc., which filing indicates that Sanford C. Bernstein & Co., Inc. has sole voting power with respect to 354,500 shares, shared voting power with respect to 11,275 shares, no voting power with respect to 66,444 shares and sole dispositive power with respect to 432,219 shares.

(3) The information shown is based solely on a Schedule 13G dated February 5, 1997, filed by Oak Value Capital Management, Inc., ("Oak Value"), which filing indicates that Oak Value has sole voting power with respect to 421,900 shares and sole dispositive power with respect to 516,775 shares.

(4) Each Employee Stock Ownership Plan ("ESOP") participant or beneficiary may direct the ESOP trustee as to the manner in which the shares allocated to each under the ESOP are to be voted. The ESOP Administrative Committee ("Committee"), comprised of outside members of the Board of Directors, may direct the ESOP trustee as to the manner in which unallocated shares are to be voted. The Committee has sole investment power as to all allocated and unallocated shares, except as to those shares which are the subject of a participant's diversification election. During 1996, none of the executive officers were eligible to elect to diversify any shares owned by the ESOP.

(5) Includes 201,927 shares allocated to Mr. Stephens under the ESOP; 24,790 shares allocated under the RLI Corp. Key Employee Excess Benefit Plan ("Stephens Key Plan") over which Mr. Stephens has no voting or investment power; 28,143 shares owned by Mr. Stephens' spouse; 7,662 shares held in custodian accounts for the benefit of Mr. Stephens' grandchildren, over which he has the sole voting and investment power; and 1,322 shares in the
     H. O. Stephens Trust for the benefit of Mr. Stephens' mother, over which Mr. Stephens, as trustee, has the sole voting and investment power.

     DIRECTORS AND OFFICERS. The following information is furnished as to the beneficial ownership of the shares of the Company's Common Stock by each current director, nominees for director, named executive officers, and directors and executive officers of the Company as a group as of December 31, 1996:



               NAME OF INDIVIDUAL OR                 AMOUNT AND NATURE OF           PERCENT
               NUMBER OF PERSONS IN GROUP            BENEFICIAL OWNERSHIP (1)       OF CLASS
               --------------------------            ------------------------       ----------
               Bernard J. Daenzer (2)                         99,849                   1.3%

               Joseph E. Dondanville (8)                      14,025                      *

               Richard J. Haayen (9)                           4,476                      *

               William R. Keane (3) (9)                       71,995                      *

               Gerald I. Lenrow (4) (9)                        7,208                      *

               John S. McGuinness (5)                          3,124                      *

               Jonathan E. Michael (6) (8)                    26,734                      *

               Edwin S. Overman (9)                           19,848                      *

               Gerald D. Stephens (7) (8)                    645,146                     8.2%

               Edward F. Sutkowski (9)                        68,291                      *

               Gregory J. Tiemeier (8)                        24,798                      *

               Robert O. Viets (9)                             5,539                      *

               Terry L. Younghanz (8)                          8,315                      *

               Directors and executive
               officers as a group
               (17 persons) (8)                            1,040,267                    13.30%

               *Less than 1% of Class.

(1) Unless otherwise noted, each person has sole voting power and sole investment power with respect to the shares reported.

(2) Includes 32,668 shares owned by Mr. Daenzer's spouse, and 22,163 shares held in a trust for the benefit of Mr. Daenzer's adult children and grandchildren, of which a bank and Mr. Daenzer's spouse act as co-trustees, as to which Mr. Daenzer disclaims any beneficial interest.


(3) Includes 27,428 shares owned by Mr. Keane's spouse, Evelyn Corral, an honorary Vice President of the Company, as to which Mr. Keane claims beneficial interest.

(4) Includes 325 shares held by Mr. Lenrow's spouse in a custodian account for the benefit of their minor daughter, as to which Mr. Lenrow disclaims any beneficial interest.

(5) Includes 937 shares owned by Dr. McGuinness' spouse and 2,187 shares owned by Dr. McGuinness' adult children residing with Dr. and Mrs. McGuinness, as to which Dr. McGuinness disclaims beneficial interest.

(6) Includes 25,656 shares allocated to Mr. Michael under the ESOP and 665 shares allocated under the RLI Corp. Key Employee Excess Benefit Plan ("Michael Key Plan") over which Mr. Michael has no voting or investment power.

(7) Includes 201,927 shares allocated to Mr. Stephens under the ESOP; 24,790 shares allocated under the Stephens Key Plan, over which Mr. Stephens has no voting or investment power; 28,143 shares owned by Mr. Stephens' spouse; 7,662 shares held in custodian accounts for the benefit of Mr. Stephens' grandchildren, over which Mr. Stephens has the sole voting and investment power; and, as trustee of 1,322 shares in the H.O. Stephens Trust, in which Mr. Stephens' mother is entitled to the income and principal. Mr. Stephens, as trustee under the H.O. Stephens Trust, has the sole voting and investment power of the shares in such Trust.

(8) Includes shares allocated to the executive officers under the ESOP with respect to which such officers have sole voting power and no investment power, except during the period which any such executive officer may diversify a percentage, not to exceed 50%, of such officer's ESOP benefit. As of December 31, 1996, the following shares were allocated under the
     ESOP:   Mr. Dondanville 14,007 shares;   Mr. Michael 25,656 shares; Mr.
     Stephens 201,927 shares; Mr. Tiemeier 24,165 shares; and Mr. Younghanz 8,315 shares. Also includes shares held directly or indirectly by Michael
     W. Dalton and Timothy J. Krueger. Mr. Krueger left the employ of the Company on April 15, 1996, to become Vice President, Chief Financial Officer of RLI Vision Corp., then the Company's wholly-owned ophthalmic subsidiary. Pursuant to a Merger and Plan of Reorganization ("Merger") effective December 1, 1996, between Hester Enterprises, Inc., a Hawaii corporation, and RLI Vision Corp., an Illinois corporation, Mr. Dalton terminated his employment with the Company December 2, 1996. Simultaneous with the Merger, RLI Vision Corp. changed its name to Maui Jim, Inc. ("Maui"). The Company retained a 34% equity investment in Maui in which

     Messrs. Krueger and Dalton retain their respective positions as Vice President, Chief Financial Officer and President, Chief Operating Officer. Effective January 3, 1997, the Company purchased from Mr. Hester additional shares such that after such purchase the Company owned a 44% equity investment in Maui.

(9) Includes shares held by a bank trustee under an irrevocable trust established by the Company pursuant to the RLI Corp. Director Deferred Compensation Plan ("Director Deferred Plan") for the benefit of the following: Mr. Haayen 4,226 shares; Mr. Keane 38,875 shares; Mr. Lenrow 6,883 shares; Dr. Overman 19,848 shares; Mr. Sutkowski 21,190 shares; and, Mr. Viets 4,914 shares. Each participating director has no voting or investment power with respect to such shares and disclaims beneficial ownership of such shares for purposes of Section 13(d) of the Securities Exchange Act of 1934.

     The information with respect to beneficial ownership of Common Stock of the Company is based on information furnished to the Company by each individual included in the table.

                                  PROPOSAL ONE:
                              ELECTION OF DIRECTORS

     NOMINEES. At the Annual Meeting, four (4) directors are to be elected, each to hold office for a three-year term or until a successor is elected and qualified. Messrs. Bernard J. Daenzer, Richard J. Haayen, Jonathan E. Michael and Edward F. Sutkowski are Class I directors. Messrs. Daenzer, Haayen and Sutkowski were elected by the shareholders in 1994 for three-year terms expiring in 1997. Mr. Michael was elected at the March 6, 1997 meeting of the Board of Directors of the Company for a term expiring at the Annual Meeting to be held May 1, 1997.

     VOTING OF PROXIES. Unless otherwise instructed, it is intended the shares represented by the enclosed Proxy will be voted for the election of the four nominees named above. The affirmative vote of a plurality of the shares present in person or represented by Proxy at the Annual Meeting and entitled to vote is required for the election of directors. Votes will be tabulated by an Inspector of Election appointed at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of majority except to the extent that they affect the total votes received by any particular candidate. There is no cumulative voting for the directors under the Company's Articles of Incorporation.

     SUBSTITUTE NOMINEES. The Board of Directors has no reason to believe that any nominee will be unable to serve if elected. In the event that any nominee shall become unavailable for election, it is intended that such shares will be voted for the election of a substitute nominee selected by the persons named in the enclosed Proxy unless the Board of Directors should determine to reduce the number of directors pursuant to the Company's By-Laws.

     DIRECTOR AND NOMINEE INFORMATION. The following includes certain information with respect to the current directors and nominees to the Board of Directors furnished to the Company by such individuals:




               NAME                       AGE         DIRECTOR SINCE        PRINCIPAL OCCUPATION
               --------------------       ----        --------------        -------------------------------------------------------
[PHOTO]        Bernard J. Daenzer          81             1972              Owner of Daenzer Associates, Key Largo, FL, an insurance
               (to be elected for a                                         consulting services firm since 1980.  Formerly
               term of three years                                          President and Chairman of Wohlreich and
               expiring in 2000)                                            Anderson Insurance Companies and the Howden Swan
                                                                            Insurance Agencies until his retirement in 1980.


[PHOTO]        Richard J. Haayen (1)       72             1993              Chairman and CEO of Allstate Insurance Company in
               (to be elected for a                                         Northbrook, IL, until his retirement in 1989.
               term of three years                                          Currently Executive-In-Residence at Southern
               expiring in 2000)                                            Methodist University in Dallas, TX.





               NAME                       AGE         DIRECTOR SINCE        PRINCIPAL OCCUPATION
               --------------------       ----        --------------        --------------------------------------------------------
[PHOTO]        Jonathan E. Michael         43             1997              Executive Vice President of the Company; President,
               (to be elected for a                                         Chief Operating Officer of RLI  Insurance Company
               term of three years                                          and Mt. Hawley Insurance Company, the Company's
               expiring in 2000)                                            wholly-owned subsidiaries.  Mr. Michael commenced
                                                                            employment with the Company as Chief Accountant in
                                                                            1982.


[PHOTO]        Edward F. Sutkowski (2)     58             1975              President of the law firm of Sutkowski & Washkuhn Ltd.
               (to be elected for a                                         in  Peoria, IL, since 1965.
               term of three years
               expiring in 2000)


                   Certain information concerning the remaining directors, whose terms expire either in 1998 or 1999, is set forth as follows based upon information furnished to the Company by such individuals:



[PHOTO]        William R. Keane            80             1966              Former Vice President, Contacts, Inc. (contact lens
               (term expiring in 1999)                                      laboratory) in Chicago, IL, until retirement
                                                                            in 1983.

[PHOTO]        Gerald I. Lenrow            69             1993              Consultant to General Reinsurance Corporation since
               (term expiring in 1999)                                      1996. Former partner in the international accounting
                                                                            firm of Coopers & Lybrand LLP until 1990, following
                                                                            which he served as their consultant until joining
                                                                            General Reinsurance Corporation.

[PHOTO]        John S. McGuinness          74             1983              President of John S. McGuinness Associates in Scotch
               (term expiring in 1998)                                      Plains, NJ consultants in actuarial science and
                                                                            management, since 1964.

                                        7



               NAME                       AGE         DIRECTOR SINCE        PRINCIPAL OCCUPATION
               --------------------       ----        --------------        --------------------------------------------------------
[PHOTO]        Edwin S. Overman            74           1987                President Emeritus of the Insurance Institute of
               (term expiring in 1999)                                      America, a  national educational organization in
                                                                            Malvern, PA, since his retirement as President of the
                                                                            Institute in 1987.

[PHOTO]        Gerald D. Stephens          64             1965              Mr. Stephens founded the Company in 1965 and has been
               (term expiring in 1998)                                      President since 1972.

[PHOTO]        Robert O. Viets (3)         53             1993              President and CEO since 1988 of  Cilcorp Inc., a holding
               (term expiring in 1998)                                      company in Peoria, IL, whose principal business
                                                                            subsidiary is Central Illinois Light Company ("CILCO").
                                                                            Mr. Viets joined CILCO in 1973 and
                                                                            held various managerial and officer positions until his
                                                                            promotion to President and CEO.


(1) Mr. Haayen is a director of Paragon Group, Inc. in Dallas, Texas, whose securities are registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities and Exchange Act of 1934.

(2) Mr. Sutkowski is associated with the law firm of Sutkowski & Washkuhn Ltd., which has provided legal services to the Company prior to and during 1996. It is expected that the Company's relationship with Sutkowski & Washkuhn Ltd. will continue in the future.

(3) Mr. Viets is a director of Cilcorp Inc. in Peoria, Illinois, whose securities are registered pursuant to Section 12 or subject to the requirements of Section 15(d) of the Securities and Exchange Act of 1934.

                                BOARD COMMITTEES

     AUDIT COMMITTEE. The Company's Audit Committee, comprised of outside directors Messrs. Haayen, Keane, Lenrow, McGuinness and Viets, met two times in 1996 to consider an outside audit firm and to discuss the planning of the Company's annual outside audit and its results. The Audit Committee also monitored the Company's management of its exposures to risk of financial loss, assessed the auditors' performance, reviewed the adequacy of the Company's internal controls, and the extent and scope of audit coverage, monitored selected financial reports, and made audit and auditor engagement recommendations to the Board of Directors.


     EXECUTIVE RESOURCES COMMITTEE.   The Company's Executive Resources
Committee, comprised of outside directors Messrs. Daenzer, Haayen, Lenrow, McGuinness, Overman and Sutkowski, met one time in 1996 to review and recommend the compensation of the executive officers and other officers of the Company. The Committee also evaluated executive performance, executive back-up plans, examined the officer development program, and was responsible for searching, enlisting and maintaining a file of prospective new Board members and potential executive officers. The Committee administers the Incentive Stock Option Plan through a subcommittee comprised of outside directors Messrs. Haayen, Daenzer, Keane, McGuinness, Overman and Viets.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.     Mr.
Sutkowski, a member of the Executive Resources Committee during 1996, is associated with the law firm of Sutkowski & Washkuhn Ltd. During 1996, the Company and certain of its subsidiaries retained the legal services of that firm. Subsequent to year-end 1996, Mr. Sutkowski resigned from the Executive Resources Committee.


     NOMINATING COMMITTEE. The Company does not have a standing nominating committee.

                         BOARD MEETINGS AND COMPENSATION

     MEETINGS. During the year 1996, five meetings of the Board of Directors were held. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and Board of Directors' committees on which he served.

     DIRECTOR COMPENSATION. During 1996, all directors of the Company (other than officers of the Company) were compensated at the rate of $11,000 per year and paid $925 for each Board of Directors' meeting attended, $925 for each Committee of the Board of Directors attended, and $925 for each Committee of the Board of Directors chaired. Effective May 1, 1997, retroactive to January 1, 1997, all directors (other than officers of the Company) will be compensated at the rate of $15,000 per year and paid $1,100 for each Board of Directors' meeting attended, $1,100 for each Committee of the Board of Directors attended, and $1,100 for each Committee of the Board of Directors chaired. Directors are also reimbursed for actual travel and related expenses incurred, and are provided a travel accident policy funded by the Company.

     Effective May 2, 1996, the Board of Directors adopted the Directors' Stock Option Plan for Outside Directors ("Director Plan"), and initial grants have been made thereunder, subject to shareholder approval. See Proposal Five. If the Company earns more than its cost of capital and the ESOP contribution as provided under its Market Value Potential Performance Incentive Plan ("MVP Plan") in respect of a year, each outside director shall be granted an option to purchase 600 additional shares of the Company's Common Stock under the Director Plan effective the first business day in February of the succeeding year. The Director Plan provides for the grant of an option to purchase 3,000 shares of the Company's Common Stock to each of the Company's outside directors at the time of adoption, and to each newly elected or appointed outside director. In addition, the Director Plan replaces a prior plan which provided for an annual cash bonus to each outside director equal to $1,250 for each percent, or fraction thereof, of the excess of the Company's return on the Company's beginning Shareholders' Equity over the average industry return on such equity, but not to exceed $12,500.

     DIRECTOR DEFERRED COMPENSATION. Prior to the beginning of each year, an outside director may elect to defer the compensation otherwise payable to the director during the succeeding year pursuant to the Director Deferred Plan. Under the Director Deferred Plan, the Company must transfer to a bank trustee under an irrevocable trust established by the Company, such number of shares as are equal to the compensation deferred at the close of the referent year. Dividends on these shares are reinvested quarterly under the Company's Dividend Reinvestment Plan. In general, Director Deferred Plan benefits are distributable beginning when the director's status terminates.

                      EXECUTIVE RESOURCES COMMITTEE REPORT

     The following report by the Executive Resources Committee is required by the rules of the Securities and Exchange Commission to be included in this Proxy Statement and shall not be considered incorporated by reference in other filings by the Company with the Securities and Exchange Commission.

     GENERAL. The Executive Resources Committee determines the base and incentive compensation of the executive officers. The incentive compensation is designed to attract, retain and motivate high quality executives and reward the executive officers for Company profitability and the enhancement of shareholder values. It is influenced heavily by the Company's profitability and return on its equity in excess of its cost of capital and the ESOP contribution, if any. The Committee is of the opinion that the total compensation payable is comparable to that provided by the Company's competitors.

     An executive officer's base compensation is computed by reference to industry compensation studies; it relates to both annual and long-term performance objectives established by the Committee. A significant portion of an executive officer's compensation is at risk. For example, in the case of Mr. Stephens, his bonus, if any, is computed with reference to the Company's MVP Plan. See Proposal Four.

     COMPENSATION POLICIES FOR OTHER EXECUTIVE OFFICERS. The compensation programs for the other executive officers are the same as those available for the President, except for the Company's Key Employee Excess Benefit Plan in favor of Messrs. Stephens and Michael. See Footnote (3) under Summary Compensation Table. Executive officer compensation is based on officer responsibility, the profitability of the officer's segment of the Company, productivity, budgetary compliance, and an in depth individual officer evaluation.

                  MEMBERS OF THE EXECUTIVE RESOURCES COMMITTEE

   Edwin S. Overman, Chairman         Bernard J. Daenzer    Richard J. Haayen

                       Gerald I. Lenrow  John S. McGuinness


                        EXECUTIVE MANAGEMENT COMPENSATION

    EXECUTIVE OFFICERS. The following information is provided as to each current executive officer of the Company:

                         POSITION                                             EXECUTIVE
NAME AND AGE             WITH COMPANY                                         OFFICER SINCE
--------------           ------------------------------------------           -------------
Gerald D. Stephens       President and Director                                  1965
Age 64

Jonathan E. Michael      Executive Vice President; President,                    1985
Age 43                   Chief Operating Officer of RLI Insurance
                         Company and Mt. Hawley Insurance Company, the
                         Company's wholly-owned insurance subsidiaries

Joseph E. Dondanville    Vice President,                                         1992
Age 40                   Chief Financial Officer


Mary Beth Nebel          Vice President and General Counsel                      1994
Age 40 (1)


Camille J. Hensey        Vice President and Corporate Secretary                  1987
Age 55

Gregory J. Tiemeier      Assistant Secretary;                                    1992
Age 39 (2)               Senior Vice President,
                         Operations and Technology
                         and Assistant Secretary
                         of RLI Insurance Company
                         and Mt. Hawley Insurance
                         Company, the Company's
                         wholly-owned insurance
                         subsidiaries

Terry L. Younghanz       Senior Vice President                                   1996
Age 50 (3)               of Underwriting of RLI
                         Insurance Company and
                         Mt. Hawley Insurance
                         Company, the Company's
                         wholly-owned insurance
                         subsidiaries

(1) Ms. Nebel was promoted to Vice President and General Counsel in 1994. Ms. Nebel joined the Company in 1988 as Assistant General Counsel.

(2) Mr. Tiemeier was promoted to Senior Vice President of the Company's wholly-owned insurance subsidiaries, RLI Insurance Company and Mt. Hawley Insurance Company, in 1994 and was appointed Assistant Secretary in 1995. Prior to his promotion to Senior Vice President, Mr. Tiemeier had been Vice President of Management Information Services since 1992 and previously held various managerial positions since he joined the Company in 1979.

(3) Mr. Younghanz was promoted to Senior Vice President, Underwriting on May 28, 1996. He joined the Company in 1987 as Regional Vice President of the Company's Heartland Branch Office in Overland Park, Kansas.

     SUMMARY COMPENSATION TABLE. The aggregate cash compensation earned from the Company and its subsidiaries during the 1996 fiscal year is expressed below for the Company's President and four most highly-compensated executive officers:


                                                                                    LONG-TERM
                                                                                  COMPENSATION
                                                   ANNUAL COMPENSATION          ----------------
NAME AND                                       --------------------------           SECURITIES                    ALL OTHER
PRINCIPAL POSITION                 YEAR        SALARY ($)     BONUS ($)(1)    UNDERLYING OPTIONS (#)(2)      COMPENSATION ($)(3)
--------------------------        ------       ----------     ------------    -------------------------      --------------------
Gerald D. Stephens                 1996         438,208          477,178                21,700                   69,743
President                          1995         405,744                0                27,375                   67,334
                                   1994         376,640                0                     -                    3,837


Jonathan E. Michael                1996         257,056          334,025                 2,900                   40,064
Executive Vice President           1995         239,719                0                 5,375                   39,780
                                   1994         216,250                0                     -                    1,187


Terry L. Younghanz                 1996         165,588          258,193                 4,000                   23,275
Senior Vice President,             1995         133,646          211,827                 3,125                   24,130
Underwriting, RLI                  1994         124,416          133,695                     -                    1,128
Insurance Company
and Mt. Hawley
Insurance Company

Joseph E. Dondanville              1996         132,760          214,730                 1,800                   20,600
Vice President, Chief              1995         124,271                0                 2,250                   19,991
Financial Officer                  1994         111,163                0                     -                    1,093


Gregory J. Tiemeier                1996         135,317          155,083                 1,200                   20,997
Senior Vice President,             1995         127,667                0                 2,625                   20,537
Operations and Technology,         1994         117,448                0                     -                    1,172
RLI Insurance Company
and Mt. Hawley Insurance
Company


(1) 1996 amounts represent compensation accrued during fiscal year 1996 and paid in 1997 pursuant to the Company's MVP Plan, exclusive of the following additional amounts which may be payable to such individuals in future years under the MVP Plan: Gerald D. Stephens $318,119; Jonathan E. Michael $222,683; Terry L. Younghanz $64,949; Joseph E. Dondanville $143,153; and
     Gregory J. Tiemeier $103,389.   See Proposal Four.  In the case of Mr.
     Younghanz, the 1994 and 1995 amounts and $160,769 of the 1996 amount represent underwriting bonuses earned in such year, based upon a percentage of earned premiums, less developed losses and expenses, for his area of responsibility for the seven years preceding the year in which the bonus was earned. The remaining $97,424 for 1996 was paid to Mr. Younghanz pursuant to the MVP Plan.

(2) Twenty percent of each option grant becomes exercisable one year after the date of the grant and each year thereafter in 20% increments. Such options lapse at the end of the ten-year period beginning on the grant date. Amounts shown have been adjusted to reflect the 5-for-4 stock split which was paid in the form of a stock dividend in June, 1995.

(3) Represents the value of Company contributions to the ESOP on behalf of the named executive officers. In December of 1994, the Board of Directors determined not to cause the Company to make a contribution to the ESOP in respect of 1994, given the financial results of the Company. The amounts represent the value of participant forfeitures allocated to such executive officer under the ESOP. In the case of Messrs. Stephens and Michael, the amounts include shares allocated to them under their respective Key Employee Excess Benefit Plans as follows: Mr. Stephens 2,180 shares in respect of 1996; 600 shares in respect of 1995; and 1,914 shares in respect of 1994; Mr. Michael 665 shares in respect of 1996, the year in which Mr. Michael became a participant in the Key Plan. In general, benefits are distributable to Messrs. Stephens and Michael when their employment terminates. Under the Key Plan, the Company must transfer to the trustee under an irrevocable trust maintained by the Company for the benefit of Messrs. Stephens and Michael, such number of shares as are equal in value to the excess of (a) the contribution allocable to them under the ESOP determined without regard to any limitation on compensation imposed by the Internal Revenue Code, over (b) the contribution actually allocable to them under the ESOP determined with regard to any limitation on compensation imposed by the Internal Revenue Code. The value of each share transferred is equal to the per share closing price as of the close of the last business day of the referent year. The total value of their Key Plan benefits as of December 31, 1996 was: Mr. Stephens $884,345 and Mr. Michael $39,099.


     OPTION GRANTS IN LAST FISCAL YEAR. The following table shows information regarding grants of stock options made to the named executive officers under the Company's Incentive Stock Option Plan during the fiscal year ended December 31, 1996. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options, which would result in stock prices of approximately $37.26 and $59.33, respectively. The amounts shown as potential realizable values for all shareholders represent the corresponding increases in the market value of 7,821,730 outstanding shares of the Company's Common Stock held by all shareholders as of December 31, 1996, which would total approximately $291,445,205 and $464,077,780, respectively. No gain to the optionees is possible without an increase in stock price which will benefit all shareholders proportionately. These potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable Securities and Exchange Commission regulations. Actual gains, if any, on option exercises and common stockholdings are dependent on the future performance of the Company's Common Stock. There can be no assurance that the potential realizable values shown in this table will be achieved.


                                                                                                POTENTIAL REALIZABLE VALUE AT
                                                                                                ASSUMED ANNUAL RATES OF STOCK
                                        INDIVIDUAL GRANTS                                     PRICE APPRECIATION FOR OPTION TERM
                            ---------------------------------------------------------------   -----------------------------------
                                                                                                  IF STOCK AT      IF STOCK AT
                                                                                                     $37.26           $59.33
                                                                                                -------------     ---------------
                               NUMBER OF      % OF TOTAL
                             SECURITIES         OPTIONS
                             UNDERLYING       GRANTED TO      EXERCISE
                               OPTIONS        EMPLOYEES       OR BASE
                               GRANTED         IN FISCAL       PRICE           EXPIRATION
NAME                            (#)(1)         YEAR(2)        ($/SH)              DATE                 5%(3)          10%(3)
----------------------------------------------------------------------------------------------------------------------------------
ALL SHAREHOLDERS'                                                                               $291,445,205       $464,077,780
STOCK APPRECIATION

Gerald D. Stephens              21,700        36.38%         $22.8750           05/02/06        $    312,173       $    791,112

Jonathan E. Michael              2,900         4.86%         $22.8750           05/02/06        $     41,719       $    105,724

Terry L. Younghanz(4)            2,500         4.19%         $22.8750           05/02/06        $     35,964       $     91,142
                                 1,500         2.51%         $23.2500           05/28/06        $     21,932       $     55,581

Joseph E. Dondanville            1,800         3.02%         $22.8750           05/02/06        $     25,894       $     65,622

Gregory J. Tiemeier              1,200         2.01%         $22.8750           05/02/06        $     17,263       $     43,748
----------------------------------------------------------------------------------------------------------------------------------

(1) Each option grant becomes exercisable in 20% increments on the first five anniversaries of the grant date. Such options lapse on the tenth anniversary of the grant date.

(2) The Company granted options to purchase an aggregate of 59,650 shares to all employees during 1996.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates dictated by the Securities and Exchange Commission when the "Potential Realizable Value" alternative is used. These are not intended to be a forecast of the Company's stock price.

(4) Mr. Younghanz received an additional grant on May 28, 1996 upon his promotion to Senior Vice President, Underwriting.

     AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES(1). The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last fiscal year and unexercised options held December 31, 1996. Value realized upon exercise is the excess of the fair market value of the underlying stock on the exercise date over the exercise price under the option. Value of unexercised, in-the-money options at fiscal year-end is the difference between its exercise price and the fair market value of the underlying stock on December 31, 1996, which was $33.375 per share. These values, unlike the amounts set forth in the column headed "Value Realized," have not been, and may never be, realized. The underlying options have not been, and may never be, exercised; actual gains on exercise, if any, will depend on the value of the Company's Common Stock on the date of exercise. There can be no assurance that these values will be realized.


                                                  NUMBER OF UNEXERCISED OPTIONS     VALUE OF IN-THE-MONEY OPTIONS
                       ---------------------------------------------------------   ---------------------------------
                         SHARES
                       ACQUIRED
                          ON           VALUE
                       EXERCISE      REALIZED
NAME                     (#)           ($)        EXERCISABLE    UNEXERCISABLE      EXERCISABLE        UNEXERCISABLE
---------------------------------------------------------------------------------------------------------------------
Gerald D. Stephens        0           $0.00         5,475           43,600            $69,942             $507,622
Jonathan E. Michael       0           $0.00         1,075           7,200             $13,733             $ 85,382
Terry L. Younghanz        0           $0.00           625           6,500             $ 7,984             $ 73,374
Joseph E. Dondanville     0           $0.00           450           3,600             $ 5,748             $ 41,895
Gregory J. Tiemeier       0           $0.00           525           3,300             $ 6,706             $ 39,427
---------------------------------------------------------------------------------------------------------------------


(1) The share numbers and market and exercise prices have been adjusted, as necessary, for the 5-for-4 stock split that occurred on June 21, 1995.

     LONG-TERM INCENTIVE PLAN. No long-term incentive plan awards were made during 1996.

     PENSION PLAN. The following table illustrates the estimated annual benefits (based on a straight-life annuity payable beginning at age 65, but in no event less than 120 monthly payments) under the Company's pension plan for specified compensation and service levels assuming a participant retired on July 1, 1997 at age 65 after selected years of service:


                AVERAGE ANNUAL                   ESTIMATED ANNUAL PENSION BENEFIT UPON RETIREMENT AT
                 COMPENSATION                       JULY 1, 1997 WITH YEARS OF SERVICE INDICATED
               ----------------                     ---------------------------------------------
                                      15 YRS.                20 YRS.         25 YRS.            30 YRS.             35 YRS.
                                      -------                -------         ------             -------              -------
                   $100,000          $ 20,188              $ 26,918        $ 33,647            $ 40,377             $ 47,106

                   125,000             25,851                34,468          43,085              51,702               60,319

                   150,000*            31,513                42,018          52,522              63,027               73,531

* Generally, a participant's annual benefit payable beginning at his social security retirement age (determined on the basis of his year of birth) must not exceed the lesser of $90,000 (as adjusted for cost-of-living increases- -$120,000 for 1996) or 100% of his average compensation for his high three years. In addition, effective beginning in 1994, the Internal Revenue Code reduced the level of a participant's compensation which may be considered in determining benefits under all types of tax-qualified plans from the
     1993 level of $235,840  to $150,000.    In applying the $150,000  limit,
     the Plan must freeze benefits for any participant whose benefit is based on compensation in excess of $150,000 as of December 31, 1993. The frozen benefit may be adjusted for increases in compensation after 1993, but adjustments are not permitted unless the participant's updated compensation exceeds the compensation that determined the participant's frozen benefit. Based upon the foregoing, a participant's annual benefit is limited to $74,453 unless such participant's earned benefit was greater than $74,453 as of December 31, 1993.

     Mr. Stephens' current compensation covered by the Plan is $150,000 with 30 years of plan participation; Mr. Michael's current covered compensation is $150,000 with 13 years of plan participation; Mr. Younghanz's current covered compensation is $150,000 with 9 years of plan participation; Mr. Dondanville's current covered compensation is $132,761 with 12 years of plan participation; and Mr. Tiemeier's current covered compensation is $135,317 with 15 years of plan participation.

                         COMMON STOCK PERFORMANCE CHART

     A line graph comparing the percentage change in the cumulative total shareholder return, including the reinvestment of dividends, on the Company's Common Stock with a cumulative total return of the S & P Composite 500 Stock Index and the S & P Property and Casualty Index for the period beginning December 31, 1991 through December 31, 1996:

                        TOTAL RETURN

                    COMPOUNDED TOTAL RETURN
                        RLI -  23.2%
                       S&P 500 - 16.0%
                     S&P P/C Ins - 13.5%

               COMPARISON OF FIVE YEAR CUMULATIVE
                RLI, S&P 500, S&P P/C INS INDEX

          Assumes $100 invested on December 31, 1991 in
              RLI, S&P 500, and S&P P/C Ins Index
                with reinvestment of dividends


     Measurement Period                        S&P 500    S&P P/C Ins
    (Fiscal Year Covered)       RLI Corp.      Index       Index
    ----------------------      ---------     --------    -----------

    Measurement Pt - 12/31/91   $100            $100         $100

    FYE 12/31/92                 154             108          121
    FYE 12/31/93                 168             118          115
    FYE 12/31/94                 133             120          119
    FYE 12/31/95                 208             164          158
    FYE 12/31/96                 284             210          188

     There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends. The Company will neither make nor endorse any predictions as to future stock performance.

     The foregoing line graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                                  PROPOSAL TWO:
                TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION
                   TO AUTHORIZE A NEW CLASS OF PREFERRED STOCK

     AMENDMENT. The Board of Directors has approved, and submits for authorization and approval of shareholders, a proposal to amend the Company's Articles of Incorporation to include a new class of Preferred Stock ("Amendment"). The text of the proposed Amendment of paragraph 1 of Article Four is as follows:

          "The aggregate number of shares of Preferred Stock which the Corporation is authorized to issue is Five Million (5,000,000) shares with a par value of one cent ($.01) per share."

     The text of the proposed Amendment of paragraph 2 of Article Four is as follows:

          "The Common Stock shall rank junior to the Preferred Stock in right of payment of dividends and upon liquidation and shall be subject to all of the rights, powers, privileges and preferences of the Preferred Stock in any resolution or resolutions adopted by the Board of Directors pursuant to authority vested in it by the provisions of this Article Four.

          The Preferred Stock may be issued from time to time in one or more series. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the matters that may be fixed by the Corporation's Directors as hereinafter provided, and each share of each series shall be identical with all other shares of such series, except that in the case of series on which dividends are cumulative the dates from which dividends are cumulative may vary to reflect differences in the date of issue. Subject to the provisions of this resolution, which provisions shall apply to all Preferred Stock, the Directors hereby are authorized to cause such shares to be issued in one or more series and with respect to each such series prior to the issuance thereof to fix:

          a) The designation of the series which may be by distinguishing number, letter and/or title.

          b) The number of shares of the series, which number the Directors may (except where otherwise provided in the creation of the series) increase or decrease (but not below the number of shares thereof then outstanding).

          c)  The dividend rate of the series.

          d) The dates at which dividends, if declared, shall be payable, whether such dividends shall be cumulative or noncumulative, and, if cumulative, the dates from which dividends shall be cumulative.

          e) The redemption rights and price or prices, if any, for shares of the series.

          f) The terms and amount of any sinking fund provided for the purchase or redemption of shares of the series.

          g) The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

          h) Whether the shares of the series shall be convertible into shares of any other class or series of the Corporation, and, if so, the specification of such other class or series, the conversion price or prices, any adjustments thereof, the date or dates as of which such shares shall be convertible, and other terms and conditions upon which such conversion may be made.

          i) Restrictions on the issuance of shares of the same series or of any other class or series.

          j) The limitation or denial of voting rights, or the grant of special voting rights, if any.

          The Corporation's Directors are authorized to adopt from time to time resolutions pursuant to these Amended Articles of Incorporation fixing, with respect to each such series, the matters described in clauses (a) to
     (j), inclusive, of this section."

     The Company currently has only one authorized class of capital stock, its Common Stock ($1.00 par value per share). The Board of Directors believes that it is advisable to increase the Company's authorized capital to include a class of Preferred Stock in order to increase the Company's flexibility to engage in Preferred Stock financing that the Board of Directors believes are favorable to the Company or to enter into reinsurance arrangements that provide for the potential issuance of Preferred Stock in the future. Section 6.10 of the Illinois Business Corporation Act permits the authorization of a class of preferred stock, such as that described above, pursuant to which the Board of Directors can designate and issue shares in one or more series and can specify, subject to certain limitations, the relative rights and preferences of any series so designated. Many publicly traded companies have such a class of authorized capital stock.

     In the event that Proposal Two is approved at the Annual Meeting of Shareholders, the Company intends to designate a series of the Preferred Stock that would be issuable upon exercise by the Company of its option to sell Preferred Stock with an aggregate purchase price not exceeding $50 million to Centre Reinsurance (U.S.) Limited pursuant to the Catastrophe Equity Put Option Agreement. Such option is only exercisable, and the related stock issuable, upon the occurrence of a qualifying catastrophic event (as defined in such agreement) with respect to the Company. Such Preferred Stock, if issued, would be convertible into Common Stock of the Company beginning three years after its issuance at the option of the holder thereof. The conversion rate will be based on the market price of the Company's Common Stock at such time.

     The new class of Preferred Stock, if approved, will be issuable in one or more series with such relative rights and preferences (including voting rights, if any) as are specified by the Board of Directors at the time of designation or issuance, without further action on the part of the Company's shareholders. Future issuances of the shares of the Preferred Stock could have the effect of making it more difficult for a person to acquire control of the Company and remove management. Except as described above, the Board of Directors has no current intention to designate or issue any series of the new class of Preferred Stock.

SHAREHOLDER VOTE. The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Common Stock of the Company is required for adoption of this Amendment. If this proposed Amendment is adopted by the shareholders, the Company intends to promptly effect the Amendment by filing the Amendment with the State of Illinois.

THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION AUTHORIZING THE NEW CLASS OF PREFERRED STOCK.

                                 PROPOSAL THREE:

TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO REQUIRE THE AFFIRMATIVE VOTE
    OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ENTITLED
                TO VOTE ON SUBSEQUENT AMENDMENTS TO THE ARTICLES.

     AMENDMENT. The Board of Directors has approved, and submits for authorization and approval of shareholders, a proposal to amend the Company's Articles of Incorporation to require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on subsequent amendments to the Articles of Incorporation ("Amendment"). Currently, the affirmative vote of two-thirds of the outstanding shares is required to amend the Company's Articles of Incorporation. The text of the proposed Amendment of
Article 7 is as follows:

          "In accordance with the provision of Section 10.20(d), Amendment by Directors and Shareholders, of the Illinois Business Corporation Act of 1983, any amendment to the Articles of Incorporation shall be approved upon receiving the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote on the amendment and not less than a majority of the outstanding shares of each class or series of shares entitled to vote as a class on the amendment."

     The Illinois Business Corporation Act of 1983 provides that amendments to the Articles of Incorporation of companies domiciled in Illinois shall be adopted upon receiving the affirmative vote of at least two-thirds of the votes of the shares entitled to vote on such amendment, unless a company's Articles of Incorporation supersede the two-thirds vote requirement by specifying any smaller or larger vote requirement but not less than a majority of the votes of the shares entitled to vote on the amendment. The Company's Board of Directors believes that it is appropriate to amend the Articles of Incorporation as described above so that only majority approval is required for any subsequent amendment. Absent such a change, one or more shareholders owning less than a majority of the Company's shares have the power to block changes to the Articles desired by the holders of a majority of the outstanding shares of Common Stock. In addition, because these percentages are based on the outstanding shares, and not on the shares present and voting at a particular meeting, there is no chance that the failure of shareholders to be present at a meeting would permit any amendment to be effected by the holders of less than a majority of the total shares.

     SHAREHOLDER VOTE. The affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of Common Stock of the Company is required for adoption of this Amendment. If this proposed Amendment is adopted by the shareholders, the Company intends to promptly effect the Amendment by filing the Amendment with the State of Illinois.

     THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE "FOR" THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION REQUIRING THE AFFIRMATIVE VOTE OF THE HOLDERS OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE ON SUBSEQUENT AMENDMENTS TO THE ARTICLES.

                                 PROPOSAL FOUR:
        TO APPROVE THE MARKET VALUE POTENTIAL PERFORMANCE INCENTIVE PLAN

     The Board of Directors has adopted an incentive compensation plan for key employees, including executive officers, which ties potential annual cash incentive payments directly to Company performance. The plan has been designed, and shareholders' approval of the plan is being sought, to qualify compensation paid under the plan as "qualified performance-based compensation" within the meaning of Internal Revenue Code Section 162(m) and thus assure the Company may deduct the amounts payable pursuant to the plan.

     Following is a general summary of the Market Value Potential Performance Incentive Plan ("MVP Plan"). The full text is attached as Exhibit A.

     ADMINISTRATION. The MVP Plan is administered by the Plan Administration Committee ("Committee") comprised of the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and the Administrative Vice President of the Company's wholly-owned subsidiary, RLI Insurance Company. The decisions of the Committee are subject at all times to review or change prospectively by those Executive Resources Committee members who are outside directors within the meaning of Code Section 162(m).

     PARTICIPANTS. Participation in the MVP Plan is limited to key employees of the Company selected by the Executive Resources Committee as recommended by the Chief Executive Officer and Chief Operating Officer. Eleven key officers including the officers listed in the Proxy Statement participated in the MVP Plan in 1996. It is anticipated the same employees will participate in 1997.

     PURPOSES. In past years the Company has paid annual cash bonuses to officers based upon achievement of the Company's annual business plan. The MVP Plan awards officers based upon Company performance resulting in earnings in excess of the Company's cost of capital. The MVP Plan provides incentive for officers to allocate Company capital to those products that produce income in excess of the cost of capital, thus increasing the Company's stock market value potential.

     DESCRIPTION. Under the MVP Plan, for each fiscal year the Company's return on capital (as defined in the MVP Plan) is compared to the sum of the Company's cost of capital and the Company's discretionary contribution to the ESOP, then a specified aggregate percentage of the return excess or deficit ("MVP Bonus Pool") is allocated among the participants for such year. The aggregate percentage for the MVP Bonus Pool (8% for 1996), and the portion of such aggregate allocated to individual participants for the year are each determined by the Executive Resources Committee. The Executive Resources Committee uses Wyatt-Watson compensation service-relative salary factors, modified by performance and job content considerations, as recommended by the Chief Executive Officer and the Chief Operating Officer. These percentages may vary from year to year.

     A memo account is established for each participant in the MVP Plan and the participant's allocated percentage of the MVP Bonus Pool for each year (whether a positive or negative amount) is annually credited to participants' accounts without limitation. Once a year, an interest factor is credited to positive balances and sixty percent of each participant's positive account balance is paid out. The remaining positive balance or any negative balance is rolled into the next year and is subject to subsequent MVP Plan results. There is no assurance a participant will ever receive a positive balance that is rolled over, as it may be eliminated by subsequent negative allocations. Under the MVP Plan, rollovers may continue indefinitely and participants are never required to repay negative balances.

     The amounts anticipated to be paid pursuant to the MVP Plan for 1997 are not currently determinable. The following table describes the amounts which were paid to each of the named executive officers, executive officers as a group, and the non-executive officer group under the MVP Plan in effect during 1996. Since the payments under the MVP Plan relate directly to the Company's financial performance, the actual payments for 1997 may be significantly different than the amounts shown in the following table:


                                NEW PLAN BENEFITS



                                                         KEY EXECUTIVE PERFORMANCE PLAN
                                                       ----------------------------------------
               NAME AND POSITION                       DOLLAR VALUE($)(1)      NUMBER OF UNITS
               ----------------------------------      ------------------      ----------------
               Gerald D. Stephens,                            $477,178                  N/A
               President

               Jonathan E. Michael,                            334,025                  N/A
                Executive Vice President

               Terry L. Younghanz,
                Senior Vice President, Underwriting,            97,424                  N/A
                RLI Insurance Company and Mt. Hawley
                Insurance Company

               Joseph E. Dondanville,                          214,730                  N/A
                Vice President, Chief Financial Officer

               Gregory J. Tiemeier,
                Senior Vice President,                         155,083                  N/A
                Operations and Technology,
                RLI Insurance Company
                and Mt. Hawley Insurance Company

               Executive Officers as a group                 1,409,664                  N/A

               Non-Executive Officer Employee Group            276,366                  N/A

(1) 1996 amounts represent compensation accrued during fiscal year 1996 and paid in 1997 pursuant to the Company's MVP Plan, exclusive of the following additional amounts which may be payable to such individuals in future years under the MVP Plan: Gerald D. Stephens $318,119; Jonathan E. Michael $222,683; Terry L. Younghanz $64,949; Joseph E. Dondanville $143,153; and Gregory J. Tiemeier $103,389.


     A participant who terminates employment will be eligible to receive an award under the MVP Plan calculated as of the end of the quarter during the year in which the termination took place, and subject to certain limitations set forth in Exhibit A. A participant who becomes totally disabled or dies shall be paid the then-existing balance calculated to the end of the nearest quarter.

     SHAREHOLDER VOTE. The affirmative vote of the holders of at least a majority of the shares of Common Stock of the Company present and entitled to vote at the Annual Meeting is required for adoption of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE "FOR" THE MARKET VALUE POTENTIAL PERFORMANCE INCENTIVE PLAN.

                                 PROPOSAL FIVE:
             TO APPROVE THE STOCK OPTION PLAN FOR OUTSIDE DIRECTORS

     SUMMARY OF PLAN. The following is a summary of the Outside Directors' Stock Option Plan ("Director Plan") adopted by the Board of Directors on May 2, 1996, subject to shareholder ratification of the adoption of the Plan by the Board of Directors. This summary is qualified in its entirety by reference to the complete Director's Stock Option attached as Exhibit B.

     Time commitments for service as a director of public companies have increased in recent years. These increasing demands on directors' time have greatly increased the competition for potential directors who possess the talents, skills, judgment, personal attributes and other characteristics of an outstanding director. This competition is especially keen for individuals who are not associated with a company which requests their services as a director.

     The Board of Directors adopted the Director Plan to provide compensation to each director of the Company who is not a current or former employee of the Company or its subsidiaries, in the form of a stock option grant at the time of such director's election or appointment to the Board of Directors, and potential future stock option grants based on Company performance. The Board of Directors believes that the Director Plan will enhance the Company's ability to attract and retain well-qualified individuals, enhance the long-term commitment of outside directors to the Company, and further align their interests with the interests of the shareholders.

     Effective May 2, 1996, each outside director was granted an option to purchase 3,000 shares of the Common Stock of the Company at an exercise price of $22.875 per share, the closing price per share on such date. Upon the election or appointment of an individual as an outside director, such individual shall be granted an option to purchase 3,000 shares of the Common Stock of the Company at the closing price per share on such date. In addition, if the Company earns more than its cost of capital under the Company's MVP Plan for any year beginning on or after January 1, 1996, then, as of the first business day of February of the following year, each outside director shall be granted an option to purchase 600 additional shares of the Common Stock of the Company at the closing price per share on such date. The Company did earn more than its cost of capital for 1996. Accordingly, each outside director was granted an option to purchase 600 additional shares of the Common Stock of the Company at an exercise price of $34.875 per share, the closing price per share on February 3, 1997. All grants of stock options made to date under the Director Plan have been made subject to the receipt of shareholder approval of the Director Plan at the Annual Meeting.

     Each option granted under the Director Plan must be exercised within the ten-year period beginning on the date of the grant. Except in the case of the death, disability or the termination of an individual's status as a director, an Option will vest and become exercisable by the holder in respect of one-third of the underlying shares of Common Stock on each of the first, second and third anniversaries of the grant date. In the case of the death, disability or the termination of an individual's status as a director, an option will, to the extent not already vested, immediately vest and become exercisable in respect of all of the underlying shares of Common Stock.

     The Director Plan is administered by the Stock Option Committee comprised of outside directors, namely Messrs. Daenzer, Haayen, Keane, McGuinness, Overman, and Viets.

     Conditional upon shareholder ratification of adoption of the Director Plan, an aggregate of 200,000 shares of Common Stock of the Company will be reserved for outside directors' stock options, subject to adjustments for such matters as stock splits and stock dividends. Shares of Common Stock covered by options which expire unexercised under the Director Plan may not be granted to others. The Director Plan permits the Board of Directors to terminate the Director Plan at any time subject to any shareholder approval required to amend the Director Plan by either the Securities and Exchange Commission or any exchange on which the Company's shares are listed. Outside directors are not prohibited under Illinois law from voting on any such amendment or termination.

     FEDERAL INCOME TAX CONSEQUENCES. A director does not recognize compensation income as a result of the grant of an option, but does recognize compensation income, taxable at ordinary income rates, upon the exercise of an option equal in amount to the excess of the fair market value of the shares acquired upon exercise over the option exercise price paid. Concurrently, the Company will be allowed a deduction in the same amount as the outside director recognizes compensation income.

     SHAREHOLDER VOTE.   The listing requirements of the New York Stock Exchange
require that the shareholders ratify the adoption of the Director Plan. The affirmative vote of the holders of at least a majority of the shares of Common Stock of the Company present and entitled to vote at the Annual Meeting is required for adoption of this proposal.

     THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE "FOR" THE PROPOSED STOCK OPTION PLAN FOR OUTSIDE DIRECTORS.

                                  PROPOSAL SIX:
           RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon the recommendation of the Audit Committee, has selected KPMG Peat Marwick LLP ("KPMG"), the Company's independent public accountants since 1983, to serve as the independent public accountants of the Company for the current fiscal year if their selection is approved by the shareholders. In view of the difficulty and expense involved in changing auditors on short notice, if KPMG is not approved by the shareholders, it is contemplated the appointment for the fiscal year 1997 will be permitted to stand unless the Board of Directors finds other compelling reasons for making a change. Disapproval of KPMG by the shareholders will be considered an indication to the Board of Directors to select other auditors for the following year.

     Representatives of KPMG are expected to be present at the Annual Meeting with the opportunity to make a statement, if they desire, and their representatives are expected to be available to respond to appropriate questions from the shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS THE SHAREHOLDERS VOTE "FOR" THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE CURRENT YEAR.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be presented at the Annual Meeting; however, if any other matters do come before the meeting, it is intended that the persons named in the proxy will vote in accordance with their best judgment.

     It is important that proxies be returned promptly so that the presence of a quorum may be assured well in advance of the Annual Meeting, thus avoiding the expense of follow-up solicitations. Accordingly, even if you expect to attend the Annual Meeting, you are requested to date, execute and return the enclosed proxy in the stamped, self-addressed envelope provided.

     If you attend the meeting in person, your proxy will be returned to you on request.

                                   By Order of the Board of Directors


                                   Camille J. Hensey
                                   Corporate Secretary
Peoria, Illinois

March 26, 1997

                                                                       EXHIBIT A
                             MARKET VALUE POTENTIAL
                           PERFORMANCE INCENTIVE PLAN


PLAN DESCRIPTION


1.   PURPOSE OF PLAN

     The purpose of this plan is to provide incentive to select key employees to effectively utilize company capital thereby maximizing the value of shareholder investment. This plan aligns participant compensation incentive with the factors upon which the Company's market value is driven.

2.   DEFINITIONS

     2.1 "Pay Position Policy" is a statement of salary, bonus formula and expense allowances prepared for each key employee each year as approved by the Board of Directors of RLI Corp. at their annual meeting. This incentive plan description is part of the pay position policy statement and is not to be construed as an employment agreement.

     2.2  "Company" means RLI Corp.

     2.3 "Participant" is a key executive of the Company designated by the Board of Directors of the Company to be eligible for the plan.

     2.4 "Plan Administration Committee" consists of the RLI Insurance Company's Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Administrative Vice President. The Committee is authorized to interpret the plan and may, from time to time, adopt such rules and regulations necessary for the administration of the plan as it shall determine. Decisions of the Committee shall be final, subject at all times to review or change by members of the Executive Resources Committee who are outside directors, within the meaning of
          Section 162(m) of the Internal Revenue Code, of the Board of Directors of the Company.

     2.5  "Award Year" is the Company's current fiscal year.

     2.6 "Invested Capital" is the historic common and preferred stock investment including retained earnings plus outstanding debt instruments owned by outside parties as indicated on the Company's year-end audited financial statements.

     2.7 "Blended Cost of Capital" is defined for purpose of this plan as the thirty-year U.S. Treasury Bill rate plus 6% modified by the Dow Jones Property & Casualty Insurance group beta on a five-year rolling average basis at the beginning of the year. This resulting rate is blended prorata (comparing market capitalization of the Company's stock with outstanding Company debt at cost or conversion price, whichever is higher) with the coupon or interest rate actually incurred on the outstanding debt. Should preferred stock be issued the historic investment after-tax will be blended with the historic common stock investment plus retained earnings.

     2.8 "Actual Return" is the Company's GAAP fiscal year adjusted increase in shareholders' equity as calculated in Section 3.

     2.9 "Required Return" is equal to the beginning of the year Invested Capital, times the Blended Cost of Capital plus the after-tax cost of any ESOP and excess ESOP contribution for the year in accordance with the plan provisions. This return is required before executive bonuses are eligible for payment. Amounts in excess of the Required Return equal Market Value Potential ("MVP") for bonus purposes.

          Required Return will be adjusted quarterly on a time-weighted basis as follows:

          2.91 Beginning Invested Capital:

               2.911 At the end of each quarter the increase (or decrease) in Invested Capital, net of retained earnings, is divided by four. The result is multiplied by the number of quarters left in the fiscal year and added (or subtracted) to beginning capital;

               2.912      The result equals adjusted Invested Capital;

               2.913 The increase (or decrease) in Invested Capital is multiplied by the debt or equity component of the December 31 Blended Cost of Capital;

               2.914      No adjustment will be made in the fourth quarter of
                         the fiscal year.

     2.10 "Cause" means failure to meet the Company's standards with respect to performance of duties, excessive absenteeism, unethical behavior, or violation of a material policy of the Company.

          2.11 "Trade Secret" means information that: is used or intended for use in a trade or business; is included or embodied in a formula, pattern, compilation, computer software, drawing, device, method, technique or process; is not publicly known and is not generally known in the trade or business of the Company; cannot be readily ascertained or derived from publicly available information; and has significant economic value.

3.  BONUS CALCULATION

     3.1  For bonus purposes, MVP is quantified as below:

          3.11  Company ending GAAP book value:

               3.111      Plus outstanding debt instruments at end of period;

               3.112 Less additional investments in the Company in the form of stock issues (including ESOP and Excess ESOP stock purchases from the Company) or outside debt instruments issued during the year at issue price. This includes acquisitions using the Company's stock or debt whether pooled or not;

               3.113     Plus any Company stock repurchases;

               3.114     Plus any payment of debt principal;

               3.115 Plus after-tax accrued interest paid on all outside debt instruments;

               3.116     Plus shareholder dividends paid during the year;

               3.117 Plus current year after-tax accrued executive MVP bonuses;

               3.118     Plus current year after-tax accrued ESOP contribution;

               3.119 Plus current year after-tax payment of preferred dividends.

          3.12 Less Company beginning GAAP book value:

               3.121 Plus outstanding debt instruments at beginning of period.

          3.13 The result is the Actual Return for the Award Year.

     3.2  The Actual Return less the Required Return is MVP.

     3.3 Each Participant will be assigned a percent of MVP as determined annually by the Executive Resources Committee of the Company's Board of Directors. The assigned percent times MVP will be credited without limit to a memo bank account for each Participant. If the Required Return is not achieved, any amount less than the Required Return will be charged to the Participant's bank account at the same rate without limit.

     3.4 The bonus for a Participant newly hired during the Award Year shall be calculated prorata beginning the first day of the following month of employment. The new Participant shall not be eligible to participate in the plan if hired during the fourth quarter.

     3.5  Bonus Bank

          As MVP bonuses are calculated after-tax, the earned bonus will be grossed up by the Company's marginal state and federal income tax rate and credited to the Participant's bonus bank account established for that purpose. If the Required Return is not earned, negative bonus will be grossed up by the same tax rates and charged to the Participant's bonus bank account. The grossed up debit or credit to the bank will be made without limit. These calculations shall be done immediately after the annual audit.

     3.6 Interest will be paid in arrears by the Company to each Participant's bank account once a year on any unpaid positive balance before the current year's contribution. The interest rate applied will be the three-year U.S. Treasury Bill rate in effect at the end of the fiscal year.

     3.7 After the Award Year bonus (or charge) and applicable interest are posted to the Participant's bank account and upon completion of the annual outside audit, 60% of any positive total bonus bank balance will be paid to the Participant and the amount of such payment will reduce the bank balance.

     3.8 Positive or negative balances will be carried forward to the next year as long as the Participant is employed by the Company. The Participant will not be required to reimburse the Company for a negative balance upon termination of employment or otherwise.

     3.9 Upon termination of employment (including retirement in accordance with the Company's normal retirement policies) should the Participant's bank account balance be positive, it will be payable to the terminated Participant subject to the following limitations:

          3.91 The bank account balance of the terminated Participant will be calculated as of the end of the quarter in which the termination took place. The Participant's bank account balance will be at risk from a negative MVP charge only until that time. Twenty percent(20%) of the eligible positive balance will then be paid. Twenty percent(20%) of the remaining balance will then be paid twelve(12) months later. Thirty percent(30%) of the balance will be paid at twenty-four(24) months and the balance will be paid thirty-six(36) months after the date of termination. All payments are subject to the following benefits and restrictions:

               3.911 At the Company's fiscal year-end, if the Participant's bank balance is positive, it will be credited in arrears with interest at the three-year U.S. Treasury Bill rate on that date;

               3.912 During the payment period, the Participant must cooperate with the Company and must not divulge or use in any way, either directly or indirectly, whether or not for personal gain, proprietary Company information such as, but not limited to, customer lists, software, or Company procedures. The Participant must never disclose any Company Trade Secret;

               3.913 The Participant agrees to give depositions and testify in any court matter effecting the Company without charging a fee. The Company will reimburse out-of-pocket transportation, meal and lodging costs;

               3.914 The Participant does not directly or indirectly solicit Company employees to work for another company. In addition the Participant shall not directly or indirectly solicit any person who was employed by the Company within six months prior to the date the Participant's employment terminated;

               3.915 The Participant shall not contact any producer of the Company for the purpose of soliciting business away from the Company. This restriction shall not apply to producers already licensed and/or producing with competitors.

4.   AMENDMENT AND TERMINATION OF PLAN

     The Board of Directors of the Company may at any time terminate, modify or amend this plan. Any change shall not adversely affect the then existing earned bonus bank of each Participant.

5.   NONASSIGNABLE DEATH AND TOTAL DISABILITY

     No right or interest of any Participant in the plan shall be assignable or transferable or subject to any lien, directly, by operation of law or otherwise, including execution, levy garnishment, attachment, pledge and bankruptcy. In the event of a Participant's death or total disability, payment of the then existing balance calculated to the end of the nearest quarter shall be made to the Participant together with interest calculated to the date of termination as described in Section 3.6. If deceased, payment will be made to the Participant's designated beneficiary, or in the absence of such designation, to the Participant's estate. If in the judgment of the Plan Administration Committee the beneficiary designation is insufficient, or if the designated beneficiary dies before all payments due have been made, any unpaid earned bonus amount will be made in the order noted during the lifetime of each individual beneficiary: the Participant's spouse if living, or if not, the Participant's then living descendants per stirpes, or if there are none, the Participant's estate.

6.   TAX WITHHOLDING

     The Company shall deduct from payments under this plan any applicable Federal, state, local or other taxes including any interest, penalty or addition, whether disputed or not.

7.   HOLD HARMLESS

     The Participant must hold the Company harmless from and pay any cost, expense or fee incurred by the Company in respect to any claim, due or demand asserted by any person, except the Company, against such Participant's MVP bonus amount or bank account balance.

8.   FUNDING

     The MVP bank account balance is contingent upon future events, is unfunded, is subject to the claims of the general creditors of the Company, may not be assigned, sold, anticipated, pledged or otherwise transferred and shall not be subject to the claims of the Participant, the Participant's spouse, or their assigns. The foregoing sentence shall not relieve the Company of its obligation to pay the bonus when due under the terms of the plan.

9.   EMPLOYMENT OR RELATED AGREEMENTS

     This plan shall not constitute an employment agreement between the Company and any Participant, as consideration for or as an inducement to any Participant to assume or remain employed by the Company. Nothing expressed in this plan shall be deemed to grant to any Participant any right to be retained in the service of the Company or to interfere with the right of the Company other than as limited by any written employment agreement between the Company and the Participant to the contrary. Nothwithstanding any provision of the plan to the contrary, no Participant shall earn any benefit under this plan unless such Participant satisfies all conditions applicable to such Participant and such Participant's benefit to the subjective satisfaction of the Company.

10.  EFFECTIVE DATE

     The effective date of the plan is January 1, 1996.

11.  APPLICABLE LAW

     The validity and interpretation of the plan and all matters relating to it shall be determined under, and construed according to, the laws of the State of Illinois.

12.  INVALID PROVISION

     If any term or provision of this plan or its application to any person or circumstance will to any extent be held invalid or unenforceable, the remainder of this plan, or the application of such term or provision to such person or circumstance other than that as to which is invalid or unenforceable, will not be effected. Each term or provision of this plan is valid and will be enforced to the fullest extent permitted by law.

13.  NOTICES

     All notices, requests, communications and demands shall be in writing and shall be deemed to have been duly given if delivered in person or sent by registered or certified mail, postage prepaid, to the Company at its principal place of business, or to such other address as the Company shall periodically designate by written notice. In the case of the Participant, notice shall be mailed to the Participant's last known principal place of residence or to such other address as the Participant shall periodically designate by written notice.

14.  VENUE

     As a substantial portion of the duties and obligations of the parties created by the plan are performable in Peoria, Illinois, it shall be the sole and exclusive venue for any arbitration, litigation, special proceedings, or other proceedings between the parties in connection with the plan.

15.  WAIVER

     The waiver by the Company of any breach of this plan, whether in a single instance or repeatedly, shall not be construed as a waiver of rights under the plan. Such breach shall not be construed as a waiver by the Company to strictly adhere to the terms and conditions of this plan, nor as a waiver of any claim for damages or other remedy by reason of any such breach.

                                                                       EXHIBIT B
                              RLI CORP./NAME OF DIRECTOR
                                DIRECTOR'S STOCK OPTION


                                TABLE OF CONTENTS


     I.   RECITALS:  . . . . . . . . . . . . . . . . . . . . . . . .   B-2
          A.  Purposes . . . . . . . . . . . . . . . . . . . . . . .   B-2
          B.  Tax Law  . . . . . . . . . . . . . . . . . . . . . . .   B-2
          C.  Securities Law . . . . . . . . . . . . . . . . . . . .   B-2

     II.  AGREEMENTS:. . . . . . . . . . . . . . . . . . . . . . . .   B-2
          1.   GRANT . . . . . . . . . . . . . . . . . . . . . . . .   B-2
          2.   PRICE . . . . . . . . . . . . . . . . . . . . . . . .   B-2
          3.   EXERCISE PERIOD . . . . . . . . . . . . . . . . . . .   B-2
          4.   EXERCISE SCHEDULE . . . . . . . . . . . . . . . . . .   B-2
               4.1  Transferability. . . . . . . . . . . . . . . . .   B-3

          5.   EXERCISE PROCEDURES . . . . . . . . . . . . . . . . .   B-3
               5.1  Exercise . . . . . . . . . . . . . . . . . . . .   B-3
               5.2  Certificate. . . . . . . . . . . . . . . . . . .   B-3
          6.   BENEFICIARY . . . . . . . . . . . . . . . . . . . . .   B-3
          7.   GENERAL . . . . . . . . . . . . . . . . . . . . . . .   B-3
               7.1  Amendment. . . . . . . . . . . . . . . . . . . .   B-3
               7.2  Governing Law. . . . . . . . . . . . . . . . . .   B-3
               7.3  Incorporation by Reference . . . . . . . . . . .   B-3
               7.4  Interpretive Guidelines. . . . . . . . . . . . .   B-3
               7.5  Invalid Provision. . . . . . . . . . . . . . . .   B-4

          8.   GLOSSARY. . . . . . . . . . . . . . . . . . . . . . .   B-4
               Code  . . . . . . . . . . . . . . . . . . . . . . . .   B-4
               Disabled. . . . . . . . . . . . . . . . . . . . . . .   B-4
               Execution Date. . . . . . . . . . . . . . . . . . . .   B-4
               Fair Market Value . . . . . . . . . . . . . . . . . .   B-4
               Grant Date. . . . . . . . . . . . . . . . . . . . . .   B-4
               Parties . . . . . . . . . . . . . . . . . . . . . . .   B-4
               Person. . . . . . . . . . . . . . . . . . . . . . . .   B-4
               Plan  . . . . . . . . . . . . . . . . . . . . . . . .   B-4
               RLI   . . . . . . . . . . . . . . . . . . . . . . . .   B-4
               Securities Law. . . . . . . . . . . . . . . . . . . .   B-4
               Stock Option Committee. . . . . . . . . . . . . . . .   B-4
               Transfer. . . . . . . . . . . . . . . . . . . . . . .   B-4

     III. EXECUTION: . . . . . . . . . . . . . . . . . . . . . . . .   B-5

THIS RLI CORP./NAME OF DIRECTOR DIRECTOR'S STOCK OPTION ("Option") is issued to Name of Director ("(Name of Director)") pursuant to the RLI Corp. ("RLI") Stock Option Plan ("Plan") at Peoria, Illinois.

I.   RECITALS:

A.  PURPOSES

     The Board of Directors adopted the Directors' Stock Option Plan to provide compensation, in the form of stock options, to each director of RLI who is not an employee of RLI at the time of such director's election or selection to the Board of Directors in an effort to enhance RLI's ability to attract and retain well-qualified individuals to serve as directors of RLI. The Board of Directors believes that the Directors' Stock Option Plan will also enhance the long-term commitment of outside directors to RLI and further align their interests with the interests of the shareholders.

B.  TAX LAW

     This Option is granted pursuant to the Plan and is not an "incentive stock option" as defined in Code Section 422 INCENTIVE STOCK OPTION.
     Accordingly, upon the exercise of this option, (Name of Director) must recognize income equal to the difference between the purchase price for the shares and the option price for the shares.

C.   SECURITIES LAW

     The Plan and any Option Share issuable pursuant to this Option comply with all Securities Laws.

II.  AGREEMENTS:

     NOW, THEREFORE, (Name of Director) and RLI agree as follows:

     1.   GRANT

          Effective May 2, 1996, subject to shareholder ratification of the adoption of the Plan by the Board of Directors, RLI hereby grants to (Name of Director) an option ("Option") to purchase three thousand (3,000) shares of RLI ("Option Shares").

          If any change in the outstanding shares occurs by reason of any stock split, dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by RLI of all of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number of Option Shares shall automatically be equitably adjusted by the Stock Option Committee to reflect any such change.

     2.   PRICE

          The price in respect of each Option Share shall be an amount equal to the Fair Market Value of such Option Share on the Grant Date.

     3.   EXERCISE PERIOD

          (Name of Director) must exercise this Option before the expiration of the ten (10) year period beginning on the Grant Date.

     4.   EXERCISE SCHEDULE

          Except in the case of (Name of Director)'s death, Disability or termination of (Name of Director)'s status as a director of RLI, this Option may not be exercised for more than the percentage of the aggregate number of Option Shares, determined by the number of full years from the Grant Date to the date of such exercise, in accordance with the following Option exercise schedule:

                                                        CUMULATIVE PERCENTAGE
                     COMPLETED YEARS                 OF OPTION SHARES THAT MAY
                     FROM GRANT DATE                           BE EXERCISED
                    ----------------------------------------------------------
                    Less than 1 year                                 0%
                    1 but less than 2 years                      up to  33%
                    2 but less than 3 years                      up to  66%
                    3 but less than 4 years                      up to 100%

In the case of (Name of Director)'s death, Disability or the termination of (Name of Director)'s status as a director of RLI, the preceding Option exercise schedule shall not be applicable and (Name of Director) may exercise this Option with respect to all Option Shares.

     4.1  TRANSFERABILITY

          This Option may not be Transferred by (Name of Director) otherwise than by will or the laws of descent and distribution without the consent of the Stock Option Committee.

          Upon the death of (Name of Director) while a director of RLI, this Option may be exercised by the estate of (Name of Director) or by a Person who acquired the right to exercise such Option by bequest or inheritance, or by reason of the death of (Name of Director).

5.   EXERCISE PROCEDURES

     (Name of Director) must satisfy the conditions expressed in the following Sections with respect to the exercise of this Option.

     5.1  EXERCISE

          This Option must be exercised by written notice from (Name of Director) to RLI at 9025 North Lindbergh Drive, Peoria, Illinois, 61615, or its then current principal office, Attention: Vice President/Administration. The notice must express the number of Option Shares for which this Option is being exercised and must be accompanied by certified funds in the amount of the Option price. If this Option is exercised other than by (Name of Director), such Person shall provide evidence of authority to exercise this Option as counsel to RLI may periodically request.

     5.2  CERTIFICATE

          Subject to the satisfaction of the conditions expressed in the following paragraphs, a certificate for the Option Shares will be issued as soon as reasonably practical.

          RLI need not issue a certificate until RLI has complied with all requirements of the Securities Laws, rules of any stock exchange on which RLI's shares may then be listed, and all applicable Federal and state laws in connection with the issuance or sale of such Option Shares or the listing of such Option Shares on any such exchange. Until the issuance of the certificates for such Option Shares, (Name of Director) shall have no rights of a shareholder with respect to the Option Shares or this Option.

          If no registration statement under the Securities Laws is in effect covering the issuance of the Option Shares to (Name of Director), the certificate must bear a legend to the effect that the Option Shares cannot be Transferred in the absence of such a registration statement or an opinion of counsel satisfactory to RLI that such registation is not required, coupled with a representation from (Name of Director) that the Option Shares are being acquired by (Name of Director) for investment and not with a view toward the resale or distribution thereof, and that the Option Shares will not be Transferred in the absence of such registration statement or an opinion of counsel satisfactory to RLI that such registration is not required.

6.   BENEFICIARY

     (Name of Director) may designate a beneficiary of this Option. If (Name of Director) fails to designate a beneficiary, (Name of Director)'s Option will be distributed to the individuals expressed in the following phrases and in the order in which each sentence appears. (Name of Director)'s spouse; (Name of Director)'s then living descendants, per stirpes; the individuals entitled to inherit (Name of Director)'s property under the law of the State of Illinois and in the proportions determined under such law.

7.   GENERAL

     7.1  AMENDMENT

          This Option may be periodically amended with the consent of the Parties.

     7.2  GOVERNING LAW

          The validity, construction, interpretation and effect of this instrument shall exclusively be governed by and determined in accordance with the law of the State of Illinois, except to the extent preempted by Federal law, which shall to the extent govern.

     7.3  INCORPORATION BY REFERENCE

          The terms and provisions of the Plan are hereby incorporated herein by this reference.

     7.4  INTERPRETIVE GUIDELINES

          The Stock Option Committee shall interpret and construe this Option, which interpretation and constructions shall be conclusive and binding on the Parties and any other Person claiming an interest in respect of (Name of Director).

          The words and phrases set off by quotation marks in the GLOSSARY have the meanings therein indicated. Any word or phrase which appears in this Plan in parenthesis, set off by quotation marks and capitalized, has the meaning denoted by its context.

          Whenever the words and phrases defined either in the GLOSSARY or elsewhere in this Plan are intended to have their defined meanings, the first letter of such word or the first letters of all substantive words in such phrase will be capitalized. When the context permits, a word or phrase used in the singular means the plural, and when used in any gender, its meaning also includes all genders. Captions of Sections are inserted as a matter of convenience only and do not define, limit or extend the scope or intent of this Plan or any provision hereof.

     7.5  INVALID PROVISION

          If any term or provision of this Option, or the application thereof to any Person or circumstance will, to any extent, be invalid or unenforceable, the remainder of this Option, or the application of such term or provision to such Person or circumstance other than that as to which it is invalid or unenforceable, will not be affected, and each term and provision of this Option will be valid and will be enforced to the fullest extent permitted by law.

8.   GLOSSARY

     "Code" means the Internal Revenue Code of 1986, as may periodically be amended.

     "Disabled" means the state of being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted, or can be expected to last, for a continuous period of not less than twelve
     (12) months.

     "Execution Date" means the date on which the last Party to sign this Option signs this Option.

     "Fair Market Value" means, in respect of any share of RLI, the closing price on such date or on the next business date, if such date is not a business day, of a share of RLI reflected in THE WALL STREET JOURNAL or any other publication selected by the Stock Option Committee; however, if shares of RLI shall not have been traded on the New York Stock Exchange for more than ten (10) days immediately preceding such date, or if deemed appropriate by the Stock Option Committee for any other reason, the fair market value of shares of RLI shall be determined by RLI in such other manner as it may deem appropriate.

     "Grant Date" means May 2, 1996.

     "Parties" means (Name of Director) and RLI.

     "Person" means an individual, partnership, corporation, unincorporated organization, limited liability company, a government or any department or agency thereof, or any combination of the foregoing.

     "Plan" means the RLI Corp. Directors' Stock Option Plan, as periodically amended or restated.

     "RLI" means RLI Corp. or its successor.

     "Securities Laws" means collectively (a) the Securities Act of 1933, as periodically amended, 15 U.S.C. Section 77a, ET SEQ., (b) the Securities Exchange Act of 1934, as periodically amended, 15 U.S.C. Section 78a, ET SEQ., including Rule 16(b)-3; (c) any subsequent federal legislation and
     (d) any state legislation regulating the sale of any security.

     "Stock Option Committee" means a committee comprised of the outside members of the Board of Directors of RLI.

     "Transfer" means any direct or indirect, voluntary or involuntary, for value, by operation of law or otherwise, assignment, or other disposition of any direct or indirect, economic or legal interest in, including but not limited to, any security interest in or with respect to either any Option Share or this Option.

III. EXECUTION:

     Executed in duplicate at Peoria, Illinois, on the Execution Date effective May 2, 1996.

RLI:                                (Name of Director):

RLI Corp.                            ------------------------------------------
                                     Name of Director


By:
   ------------------------------

Its:
    -----------------------------



Dated:                                Dated:
      --------------------------              ---------------------------

(LOGO)                                PROXY

RLI CORP.
9025 North Lindbergh Drive
Peoria, Illinois 61615

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Gerald D. Stephens, John S. McGuinness and William R. Keane as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or any one or more of them, to represent and to vote, as designated below, the shares of Common Stock of RLI Corp. held of record by the undersigned on March 3, 1997, at the Annual Meeting of Shareholders to be held on May 1, 1997 or any adjournments thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSALS:

1.   ELECTION OF CLASS I DIRECTORS
     (mark one):

     FOR ALL NOMINEES LISTED BELOW                   / /
     (except as marked to the contrary below)

     WITHHOLD AUTHORITY                              / /
     to vote for all nominees listed below


(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below):

_____________________________________________________________________________
NOMINEES: BERNARD J. DAENZER, RICHARD J. HAAYEN, JONATHAN E. MICHAEL AND
          EDWARD F. SUTKOWSKI

2. APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO AUTHORIZE A NEW CLASS OF PREFERRED STOCK:

     / /              / /                 / /
     FOR            AGAINST         ABSTAIN

3. APPROVE AN AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO REQUIRE THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ENTITLED TO VOTE ON SUBSEQUENT AMENDMENTS TO THE ARTICLES:

     / /              / /                 / /
     FOR            AGAINST         ABSTAIN

4.   APPROVE THE MARKET VALUE POTENTIAL PERFORMANCE INCENTIVE PLAN:
     / /              / /                 / /
     FOR            AGAINST         ABSTAIN


5.   APPROVE THE STOCK OPTION PLAN FOR OUTSIDE DIRECTORS:

     / /              / /                 / /
     FOR            AGAINST         ABSTAIN


6. APPROVE THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY:

     / /              / /                 / /
     FOR            AGAINST         ABSTAIN

                (PLEASE DO NOT FOLD - DATE AND SIGN REVERSE SIDE)



                                     Page 2

7. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

     This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder.

     IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES LISTED ABOVE AND FOR EACH OF PROPOSALS 2, 3, 4, 5 and 6.



DATED: ______________________________, 1997


______________________________________
Signature


______________________________________
Signature if held jointly


Please sign exactly as your name
appears hereon.  Joint owners
should each sign personally.
Corporate officers, executors,
administrators, trustees, etc.,
should so indicate when signing.


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.